Exhibit 10.2
AMENDMENT AND SUPPLEMENT NO. 3
TO
SUPPLEMENTAL AND ADDITIONAL INDENTURE OF LEASE
BETWEEN
THE NAVAJO NATION
AND
ARIZONA PUBLIC SERVICE COMPANY,
EL PASO ELECTRIC COMPANY,
PUBLIC SERVICE COMPANY OF NEW MEXICO,
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT,
AND
TUCSON ELECTRIC POWER COMPANY
Dated: March 7, 2011

AMENDMENT AND SUPPLEMENT NO. 3 TO
SUPPLEMENTAL AND ADDITIONAL INDENTURE OF LEASE
This Amendment and Supplement No. 3 to the Supplemental and Additional Indenture of Lease dated March 7, 2011 (this “Amendment”) is by and between the Navajo Nation (formerly known as The Navajo Tribe of Indians), acting through the Navajo Nation Council for and on behalf of the Navajo Nation (hereinafter referred to as the “Nation”), as lessor, and Arizona Public Service Company (“APS”), El Paso Electric Company, Public Service Company of New Mexico, Salt River Project Agricultural Improvement and Power District, and Tucson Electric Power Company (formerly known as Tucson Gas & Electric Company) (hereinafter, collectively, together with their successors and assigns, referred to as the “Lessees,” and each individually referred to as a “Lessee”). The Nation and the Lessees are hereinafter collectively referred to as the “Parties.”
The Parties agree as follows:
1	BACKGROUND.
1.1	APS has leased certain premises from the Nation under that certain Indenture of Lease dated December 1, 1960 between APS and the Nation, as supplemented and amended by that certain Supplemental and Additional Indenture of Lease dated July 6, 1966, between the Nation, APS, and the other Lessees, as further supplemented and amended by that certain Amendment and Supplement No. 1 to Supplemental and Additional Indenture of Lease dated April 25, 1985, between the Nation, APS and the other Lessees (the “1985 Lease Supplement”; and such Indenture of Lease, as supplemented and amended, the “1960 Lease”).
1.2	Lessees have leased certain premises from the Nation under that certain Supplemental and Additional Indenture of Lease dated July 6, 1966, between the Nation, Southern California Edison Company (“SCE”), and the Lessees, as supplemented and amended by the 1985 Lease Supplement (such Supplemental and Additional Indenture of Lease, as supplemented and amended, the “1966 Lease”).

1.3	The Parties desire to extend the respective terms of and otherwise amend the 1960 Lease and the 1966 Lease to reflect certain new terms and conditions.
1.4	The 1960 Lease and the 1966 Lease are amended only as set forth in this Amendment. To the extent, however, that there is any conflict between the 1960 Lease and this Amendment or the 1966 Lease and this Amendment, this Amendment shall govern.
1.5	This Amendment is not intended to and does not merge the leasehold estates of the 1960 Lease and the 1966 Lease, or the rights, liabilities, or obligations (collectively, “Rights”) of the Parties set forth in the 1960 Lease and the 1966 Lease. Further, in no event shall the Lessees (except for APS) have any Rights under the 1960 Lease or with respect to the leasehold estate demised to APS under the 1960 Lease. Rather, except for APS, all the Lessees’ Rights are limited only to the Four Corners Project, as set forth in the 1966 Lease.
2	DEFINITIONS.
2.1	“§ 323 Grant” or “§ 323 Grants” — One or more grants of rights-of-way and easements under the Act of February 5, 1948 (62 Stat. 17, 18, 25 U.S.C. §323-328), the Act of March 3, 1879 (20 Stat. 394, 5 U.S.C. § 485), as amended, and the Acts of July 9, 1832, and July 27, 1868 (4 Stat. 564, 15 Stat. 228. 25 U.S.C. §2) and such regulations promulgated thereunder, as are applicable, including 25 C.F.R. §1.2 and 25 C.F.R. Part 169.
2.2	“§ 323 Grant Land” — Has the meaning set forth in Section 5.2.

2.3	“Affiliate” — With respect to any Lessee hereto, any entity, including but not limited to a corporation, company, partnership, LLC/LLP or joint venture that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Lessee. For purposes of this definition, the term “control” (including “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, regardless of percentage by written contract, or otherwise.
2.4	“Annual Payment” — Except for (i) payments owed to the Nation under the existing Settlement and Closing Agreements that the Nation has executed with each individual Lessee (ii) the payments that will be owed to the Nation under the Settlement and Closing Agreements set forth in Section 14; (iii) the negotiation premium set forth in Section 3.4; and (iv) the payment set forth in Section 4.5, the total and sole payment that shall be made by (X) APS to the Nation, in consideration for the rights set forth in the 1960 Lease, including, but not limited to, (a) all leasehold rights, (b) the Existing § 323 Grants, and (c) the Renewed § 323 Grants; and by (Y) the Lessees to the Nation, in consideration for the rights set forth in the 1966 Lease, including, but not limited to, (a) all leasehold rights, (b) the Existing § 323 Grants, and (c) the Renewed § 323 Grants.
2.5	“Communication Sites” — The communication sites and related facilities identified within item 5 of Exhibit B.
2.6	“Existing § 323 Grants” — The § 323 Grants set forth on Exhibit B.
2.7	“Four Corners Project” — Has the meaning set forth in the 1966 Lease.
2.8	“Initial Four Corners Plant” — Has the meaning set forth in the 1966 Lease.

2.9	“Plan” — Has the meaning set forth in Section 7.1.
2.10	“Plant” — For convenience only, and not to merge the leasehold estates under the 1960 Lease and the 1966 Lease, a reference to the Initial Four Corners Plant and the Four Corners Project, respectively.
2.11	“Renewed § 323 Grants” — Has the meaning set forth in Section 4.2.
2.12	“Navajo Nation Lands” — Has the meaning set forth in the 1966 Lease for the term “Reservation Lands.”
2.13	“Secretary” — The Secretary of the United States Department of the Interior or his or her duly authorized designee, representative, or successor.
2.14	“Transmission Lines” — The electrical transmission lines and related facilities identified within items 3 and 4 of Exhibit B.
3	TERM.
3.1	This Amendment shall become effective (the “Amendment Effective Date”) upon the earlier of SCE’s sale of its interest in the Four Corners Project or July 6, 2016 (the “Amendment 2 Termination Date,” as defined in the Amendment and Supplement No. 2 to the Supplemental and Additional Indenture of Lease, attached as Exhibit A).
3.2	The Navajo Nation Council Resolution approving this Amendment, and signature by the Nation’s duly authorized representative, shall be deemed to be sufficient legal approval by the Nation of this Amendment.
3.3	The 1960 Lease and the 1966 Lease (and the Annual Payments payable thereunder) are extended to July 6, 2041, whether or not the Initial Four Corners Plant or the Four Corners Project are operating or the Renewed § 323 Grants are terminated.

3.4	The Nation will engage in good-faith negotiations for an additional extension of both the 1960 Lease and the 1966 Lease beyond 2041, provided that such negotiations begin no later than July 2029 and conclude by July 2031. Any mutual agreement to continue the negotiations beyond July 2031, which such negotiations are not successfully completed, will extend the term of both the 1960 Lease and the 1966 Lease equally beyond July 2041, provided that (i) the negotiation extension period shall not exceed three years; and (ii) APS with respect to the 1960 Lease and the Lessees with respect to the 1966 Lease shall pay the Nation a pre-negotiated premium (above the Annual Payment) for the period the negotiations are extended.
4	NATION’S CONSENT TO § 323 GRANTS BY SECRETARY FOR THE PLANT, TRANSMISSION LINES, AND COMMUNICATION SITES.
4.1	The Nation has previously consented to, and the Secretary has granted, the Existing § 323 Grants, and the renewal, extension or reissuance of each Existing § 323 Grant will be necessary.
4.2	The Nation consents and covenants to consent now, and for the terms of each of the 1960 Lease and the 1966 Lease (collectively, “Consents”), that the Lessees shall have the right to obtain, by grant from the Secretary, and the Nation Consents to the grant by the Secretary, of renewed, extended, or reissued § 323 Grants for the rights-of-way covered in the Existing § 323 Grants. (Such renewed, extended, or reissued § 323 Grants are referred to as the “Renewed § 323 Grants”).
4.3	The Nation and Lessees will cooperate fully with each other and the Secretary to obtain the Renewed § 323 Grants.

4.4	The Navajo Nation Council Resolution approving this Amendment shall be deemed to be sufficient legal approval by the Nation for the Renewed § 323 Grants. No further consideration shall be required by the Nation in order for the Secretary to issue the Renewed § 323 Grants.
4.5	The Lessees shall provide the Nation a copy of applications for the Renewed § 323 Grants, and each application shall be accompanied by a payment of no more than $800 per application.
4.6	The Existing § 323 Grants and the Renewed § 323 Grants shall be additional and supplementary to, separate and independent from, and not conditioned upon the leasehold rights leased to APS under the 1960 Lease and to the Lessees under the 1966 Lease; and a termination of either the 1960 Lease or the 1966 Lease for any reason shall not terminate any §323 Grant, and a termination of any § 323 Grant for any reason, shall not terminate the 1960 Lease or the 1966 Lease.
4.7	The Nation agrees to support the renewal, extension, or reissuance of the Existing § 323 Grants as categorically excluded under section 3.2A of the Bureau of Indian Affairs’ 2005 National Environmental Policy Act Handbook. If the Secretary determines that additional environmental impact analysis is required, the Nation hereby grants Lessees access to all Navajo Nation Lands necessary to complete such additional analysis. Lessees will work with the appropriate Navajo Nation agencies to effectuate any necessary access to any Navajo Nation Lands. The Nation also agrees to assist the Lessees in completing such analysis and to take reasonable actions to reduce the time and cost required to complete such analysis.
4.8	Except as set forth in the 1960 Lease, APS shall not change the voltages of the Transmission Lines without the Nation’s prior approval.
4.9	Under no circumstances shall any § 323 Grant be interpreted as granting a fee simple interest to the Lessees or any other property interest, except as set forth in the § 323 Grant.

5	ADDITIONAL TERMS REGARDING § 323 GRANTS FOR TRANSMISSION LINES.
5.1	The provisions of Section 5.2 through Section 5.7 and Section 10 and Section 12 below constitute a separate agreement between the Nation and APS. In no event shall any default, action or omission by APS under Section 5.2 through Section 5.7, Section 10, or Section 12 below have any effect on any other Parties’ rights, privileges, duties, obligations and liabilities under the remainder of this Amendment.
5.2	The Navajo Nation Lands subject to an Existing § 323 Grant or a Renewed § 323 Grant and pertaining only to the Transmission Lines shall hereinafter be referred to as “§ 323 Grant Land.”
5.3	The use of the § 323 Grant Land shall be strictly limited to constructing, reconstructing, replacing, repairing, operating and maintaining the Transmission Lines. Any other use of the § 323 Grant Land shall require the consent of the Nation. The consent of the Nation may be given, given upon conditions, or denied at the sole discretion of the Nation.
5.4	The Nation shall be under no obligation to forego the use of the § 323 Grant Land or any portion or lands burdened by the § 323 Grant Land, or to refrain from authorizing any use of said lands by any third party, including but not limited to, the exploration for and development and transportation of coal, oil, gas, or other natural resources located within or beneath said lands, except to the extent that such use physically interferes with the operation and maintenance of the Transmission Lines or interferes with the purposes of the § 323 Grants.

5.5	Upon the Nation’s proposed authorization of the use of the § 323 Grant Lands by any third party, which new use may occupy the § 323 Grant Lands or otherwise burden the § 323 Grant Lands, the Nation agrees to notify APS and commence good faith consultation with APS prior to the Nation’s final approval of said third party use. Prior to the Nation’s final approval, the Nation shall require the third party to enter into an agreement with APS, which agreement must be acceptable to APS, to indemnify, defend, and hold APS harmless from any and all liability arising from the third party’s use, interest, and activities within the § 323 Grant Land.
5.6	Five years prior to the expiration of a Renewed § 323 Grant, or as soon as practicable after any earlier termination of a Renewed § 323 Grant, APS and the Nation shall meet to discuss whether APS will leave in place all, some, or none of the Transmission Lines. If APS and the Nation cannot agree to terms regarding the disposition of one or more of the Transmission Lines, APS shall remove the Transmission Line(s) for which no agreement is reached, in accordance with the Lease and applicable laws and requirements, and shall leave the § 323 Grant Land in good condition. On the expiration date of a Renewed § 323 Grant, APS shall have ninety (90) days to peaceably and without legal process deliver the possession of the § 323 Grant Land, with or without the Transmission Lines, as the case may be. In the event a Renewed § 323 Grant is terminated early, APS shall have six months to peaceably and without legal process deliver the possession of the § 323 Grant Land for such terminated § 323 Grant, with or without the Transmission Lines, as the case may be. If delivery cannot be performed on or before such 90-day period or six month period, as the case may be, APS and the Nation shall commence good faith negotiations for compensation, fees or damages to be paid to the Nation for prospective periods of occupation, use, or burden of the § 323 Grant Lands.

5.7	Holding over by APS after the expiration or early termination of a Renewed § 323 Grant shall not constitute an extension/renewal thereof, or give APS any rights in or to the § 323 Grant Lands. Holding over after expiration or early termination of a Renewed § 323 Grant shall not give APS any rights via a Renewed § 323 Grant. Following expiration or early termination of a § 323 Grant, the act of applying for a § 323 Grant from the Secretary shall not give APS any rights to the § 323 Grant land.
6	NATION’S SUPPORT OF ENVIRONMENTAL REVIEWS AND § 323 GRANTS.
The Nation shall work with the Lessees to obtain the necessary regulatory approvals and to advocate on behalf of the Lessees in support of any National Environmental Policy Act, Endangered Species Act, or National Historic Preservation Act analyses; § 323 renewals or extensions; or any other requirements of the Department of the Interior (“DOI”) or the Nation that are prerequisites necessary to conduct the operations of the Plant, Transmission Lines, and Communication Sites. In its interactions with the DOI, the Nation shall support the interests of the Lessees and advocate positions that support the continued operations of the Plant, Transmission Lines, and Communication Sites.

7	EMPLOYMENT AT THE FOUR CORNERS GENERATING STATION.
Section 19 of the 1960 Lease, Section 24 of the 1966 Lease and Section 25 of the 1966 Lease (as amended by Section 12 of the 1985 Lease Supplement) are deleted in their entirety and replaced as follows:
7.1	Without limiting the scope or effectiveness of the provisions of Section 17 of the 1960 Lease (Operation of Power Plant) or Section 22 of the 1966 Lease (Operation of Enlarged Four Corners Generating Station), APS and the Lessees shall comply with the terms of the Four Corners Generating Station Preference Plan (the “Plan”), attached as Exhibit C.
7.2	In the event that, in the opinion of their counsel, federal law develops in the future, to permit APS and the Lessees, respectively, to grant a preference in employment based on tribal affiliation, as distinguished from a “Native American Indian” preference in employment, APS and the Lessees shall practice a Navajo preference in employment at the Plant in accordance with the requirements of this Section 7 and the Plan.
7.3	If, at any time, APS’s then current Collective Bargaining Agreement (which governs labor at the Plant), as negotiated by APS, in its sole discretion, conflicts with this Section 7 or the Plan, then APS’s Collective Bargaining Agreement shall take precedence.

8	ADVISORY COMMITTEE.
APS, the Lessees, and the Nation shall establish a Four Corners Advisory Committee for the purpose of promoting open dialogue between them regarding operations of the Plant.
8.1	The Committee shall consist of two members of the Navajo Nation Government with experience in energy-related matters, one from the executive and one from the legislative branch, and two senior officials representing APS and the Lessees, who shall be tasked to work together and in consultation with their respective leaderships to resolve concerns raised by APS and the Lessees or the Nation in a mutually beneficial manner. The Committee shall meet regularly, but no less than two times a year. Discussion topics and updates may include voluntary compliance agreements, the impact of plant operations on the Nation’s members and surrounding communities and emerging issues.
8.2	APS and the Lessees or the Nation may submit disagreements and disputes to the Committee for discussion and possible resolution. Decisions of the Committee shall be in the nature of recommendations and shall not be binding on APS and the Lessees or the Nation.
9	ANNUAL PAYMENT.
9.1	The Annual Payment shall replace all compensation for rents, rights of way, or otherwise, set forth in the § 323 Grants (as to the § 323 Grant Land), the 1960 Lease and the 1966 Lease, as applicable. All sections of the aforementioned documents imposing a payment obligation on APS and the Lessees are hereby deleted.
9.2	The Annual Payment shall be $7,000,000, as adjusted from the April 2011 CPI (defined below), and shall begin on the Amendment Effective Date. All subsequent Annual Payments shall be subject to annual adjustments, based upon changes in the April Consumer Price Index U.S. City Average for All Urban Consumers, published by the U.S. Bureau of Labor Statistics (“CPI”). The annual CPI adjustment for the Annual Payment shall be as set forth in Exhibit D.

9.3	On or before July 6 of each year, APS and the Lessees shall submit one check for the Annual Payment to the Nation and indicate the adjustment required by the CPI.
9.4	No Lessee shall be responsible or liable to the Nation for the payment of any portion of such Annual Payment of any other Lessee. In the event that one or more Lessees fails to pay the Nation its portion of such Annual Payment at the time such Annual Payment is submitted to the Nation, APS (or the then operator of the Plant) shall inform the Nation of the name of the Lessee(s) failing to make the Annual Payment and the specific amount of each such Lessee’s shortfall. In the event the Nation incurs costs associated with obtaining the required Annual Payment owed, the Nation shall be entitled to recover from the defaulting Lessee(s) its associated costs, including, but not limited to, attorney’s fees, filing fees and interest accrued. A list of each Lessee’s portion of the Annual Payment shall be provided to the Nation.
9.5	The Nation agrees that the Annual Payment payable by APS and the Lessees constitutes fair and adequate consideration for the rights granted in the 1960 Lease, the 1966 Lease, the Existing § 323 Grants and the Renewed § 323 Grants.
9.6	Upon agreement between the Lessees, the percentage of the Annual Payment owed by each of APS and the Lessees, respectively, may be changed without the consent of the Nation. But in no event shall the amount due be less than 100% of the Annual Payment, as calculated in accordance with Section 9.2. In the event of a change in payment percentages, an updated list of each Lessee’s portion of the Annual Payment shall be provided to the Nation. In consideration of the Annual Payment made by APS and the Lessees, respectively, the Nation releases APS and the Lessees from all and any kind of claims, suits, actions, causes of action, rights, liabilities, and obligations (the aforementioned, collectively referred to as “Claims”), whether past, present, or future, known or unknown, for or related to compensation due under the 1960 Lease or 1966 Lease, or compensation for the Existing § 323 Grants and the Renewed § 323 Grants.

9.7	In consideration of the Annual Payment made by APS and the Lessees, respectively, the Nation releases APS and the Lessees from and settles all outstanding issues and potential Claims, under the 1960 Lease or 1966 Lease, or under the Existing § 323 Grants. Notwithstanding the foregoing, the release set forth in this Section 9.7 shall not apply to any claims arising under Section 10 of this Amendment.
9.8	APS and the Lessees release the Nation from and settle all outstanding issues and potential Claims under the 1960 Lease or the 1966 Lease, or under the Existing § 323 Grants. Notwithstanding the foregoing, the release set forth in this Section 9.8 shall not apply to any claims arising under Section 10 of this Amendment.
10	APS’S 230kV LINES.
APS and the Nation disagree as to whether the provisions of Section 17 of the 1960 Lease (Operation of Power Plant) or Section 22 of the 1966 Lease (Operation of Enlarged Four Corners Generating Station) apply to the Existing §323 Grants listed on Exhibit B for the 230kV lines identified as (a) Flagstaff to Leupp and (b) Cholla to Leupp (collectively, the “Leupp Lines”). APS and the Nation each reserve the right to assert that the aforementioned sections apply or do not apply to the Leupp Lines, as the case may be.
11	DECOMMISSIONING.
Upon the decommissioning of the Initial Four Corners Plant, the Four Corners Project or any part of either facility, the final decommissioning obligations of APS as to the Initial Four Corners Plant and of the Lessees as to the Four Corners Project shall be limited to the requirements under the applicable federal environmental laws existing at the time of such decommissioning. All or any part of any such decommissioning may occur at any time during the term of either the 1960 Lease or the 1966 Lease, as applicable.

12	MOENKOPI SUBSTATION.
In the event that there is a future expansion of the Moenkopi Substation, it shall be subject to an increase in APS’s portion of the Annual Payment by $1500 per acre (in April 2009 dollars) for up to 100 acres. The $1500 per acre payment shall be adjusted annually by the CPI (in April 2009 dollars). The expansion shall be subject to all applicable regulatory requirements.
13	ASSIGNMENTS.
The second paragraph of Section 19 of the 1966 Lease is deleted and replaced as follows: Except as set forth in the first paragraph of Section 19 of the 1966 Lease and in Section 9.6 of this Amendment, and except for any assignment, sublease or other transfer by a Lessee to its Affiliate, all other assignments, subleases, or other transfers of rights (including operating rights) of APS related to the 1960 Lease or the Lessees related to the 1966 Lease shall be subject to the prior written consent of the Nation, which consent shall not be unreasonably withheld, nor conditioned on any payments or changes to the terms and conditions of the respective leases, other than nominal administration fees.
14	SETTLEMENT AND CLOSING AGREEMENTS.
Each Party shall execute a new Settlement and Closing Agreement in form and substance substantially similar to the proposed sample Settlement and Closing Agreement attached as Exhibit F. Once executed, the Settlement and Closing Agreement will be effective as of July 6, 2016.

15	NO CROSS DEFAULT.
Notwithstanding anything to the contrary in this Amendment, the 1960 Lease or the 1966 Lease, a default by APS under the 1960 Lease, as amended by this Amendment, shall not constitute a default by Lessees under the 1966 Lease, and a default by Lessees under the 1966 Lease, as amended by this Amendment, shall not constitute a default by APS under the 1960 Lease.
16	PRIMARY FUEL.
The primary fuel used at the Plant shall be coal.
17	THIRD PARTY BENEFICIARIES.
The 1960 Lease and the 1966 Lease are not intended to confer upon any third person any rights, privileges, waivers, obligations, or remedies granted hereunder. If, on or before July 6, 2018, SCE has sold its share of the Four Corners Project (“SCE’s Share”), the Nation agrees that, without any additional consent or compensation, such buyer(s) of SCE’s Share (“Buyers”) shall (a) automatically, upon the closing of such a sale, become a Lessee(s) under the 1966 Lease and (2) assume the portion of the Annual Payment attributable to SCE’s Share. Upon the closing of such transaction, all such Buyers shall be express third party beneficiaries under this Section 17, and such Buyers and the Nation shall have first party rights to enforce full performance of this Section 17 against each other.
18	EXECUTION IN COUNTERPARTS.
This Amendment may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument and as if all of the Parties to the aggregate counterparts had signed the same instrument. Any signature page of this Amendment may be detached from any counterpart thereof without impairing the legal effect of any signatures thereon, and may be attached to other counterparts of this Amendment identical in form hereto but having attached to it one or more additional signature pages.

This Amendment has been executed by the duly authorized representatives of the Parties, effective as of the Amendment Effective Date.

THE NAVAJO NATION

By:	/s/ Ben Shelly

	Printed Name:	Ben Shelly
Its: President
State of Arizona
County of Apache
The foregoing instrument was acknowledge before me this 7th day of March, 2011 by Ben Shelly the President of
(Name)  (Title)
THE NAVAJO NATION, on behalf of The Navajo Nation.

/s/ Angela Cody Notary Public
My Commission Expires:

ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, in its individual capacity and as a Lessee

By:	/s/ Mark A. Schiavnoi

	Printed Name:	Mark A. Schiavnoi
Its: Senior Vice President, Fossil
State of Arizona
County of Maricopa
The foregoing instrument was acknowledge before me this 8th day of November, 2010 by Mark A. Schiavnoi the
(Name)
Senior Vice President, Fossil of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, on behalf of the corporation.
(Title)

/s/ Norann Asciutto Notary Public
My Commission Expires: 2-27-14

My Commission Expires:	Notary Public

Reviewed and Approved	EL PASO ELECTRIC COMPANY, a
Legal Department	Texas corporation

/s/ [ILLEGIBLE]	By:	/s/ David W. Stevens

		Printed Name:	David W. Stevens
Its: CEO
State of Texas
County of EL PASO
The foregoing instrument was acknowledge before me this 8th day of November, 2010 by David W. Stevens the CEO of
(Name)  (Title)
EL PASO ELECTRIC COMPANY, a Texas corporation, on behalf of the corporation.

/s/ Carolina Pena

Notary Public

My Commission Expires: 3-24-2011

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

	By:	/s/ Patricia K. Collawn

		Printed Name:	Patricia K. Collawn
Its: President & CEO
State of New Mexico
County of Bernalillo
The foregoing instrument was acknowledge before me this 8th day of November, 2010 by Patricia K. Collawn the President &
(Name)  (Title)
CEO of PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, on behalf of the corporation.

/s/ [ILLEGIBLE]

Notary Public

My Commission Expires:
September 12, 2012

TUCSON ELECTRIC POWER COMPANY,
an Arizona Corporation

By:	/s/ Michael J. Deconcini

	Printed Name:	Michael J. Deconcini
Its: Chief Operating Officer
State of Arizona
County of Pima
The foregoing instrument was acknowledge before me this 8th day of November, 2010 by Michael J. Deconcini the
(Name)
Sr. Vice President & Chief Operating Officer of TUCSON ELECTRIC POWER COMPANY, an Arizona corporation, on behalf of
(Title)
the corporation.

/s/ Janice Spencer Notary Public
My Commission Expires: 8/8/11

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized under the laws of the State of Arizona.

Reviewed by SRP Legal Services

By:	/s/ David Rousseau David Rousseau, President or John R. Hoopes, Vice President	By:	/s/ Kanlee Ramaley Signature
/s/ Kanlee Ramaley
Date:	11/23/2010		Printed Name

		Date:	11/23/2010
Attest and Countersign:

By:	/s/ Terrill A. Lonon Terrill A. Lonon, Secretary or
Stephanie K. Reed, Assistant Secretary

Date:	11/23/2010
State of Arizona
County of Maricopa
The foregoing instrument was acknowledge before me this 23rd day of November, 2010 by David Rousseau the President of
(Name)  (Title)
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized under the laws of the State of Arizona.

/s/ Stephanie K. Reed Notary Public

My Commission Expires: August 5, 2011

EXHIBIT A
See Amendment 2

Exhibit B

	Existing		APS	Grant	Expiration
Item	§ 323 Grants	Property or Facility	File #	Date	Date	Acres

1	Plant Site	Amended Original Lease (Units 1-3)		12/01/60	07/06/16
		New Lease (Units 4-5)		07/06/66	07/06/16
						3,466.42

2	Ancillary Facilities	Utah Mine Haul Road (Communication Lines and Access Road)	IN-13	07/2861	07/28/11	19.25
		Plant — Coal Lease Area — 69 kV	IN-15	12/15/61	12/15/11	3.75
		Pumping Station to Plant Access Road & Pipeline	IN-12	04/02/62	04/02/12	40.91
		River Pumping Station to Plant — 69 kV	IN-11	04/02/62	04/02/12	21.74
		Plant — EPNG Bridge / Access Rd	IN-16	07/03/63	07/03/13	37.57
		Pumping Station to Plant Access Road & Pipeline Addition	IN-92	04/21/69	04/21/19	10.36
						133.58

3	500 kV ROW	El Dorado 500 kV (Navajo portion only)	IN78 INH-79, INH-80	03/22/67	03/22/17	3,959.29
	345 kV ROW	Four Corners to Cholla	IN-17	05/26/61	05/26/11	5,658.91
	230 kV ROW	Flagstaff to Leupp	IN-4	09/12/57	09/12/07	102.82
		Cholla to Leupp	IN-7	09/21/60	09/21/10	249.16

4	Substation Sites	12 kV line and Roadway to Moenkopi Switchyard	INH-88	04/24/70	04/27/95	1.12
		Leupp Substation	IN-5	05/06/59	05/06/09	.43
		Moenkopi Switchyard	INH-83	04/09/68	04/09/18	211.09

5	Communication Sites	Preston Mesa Communication Site	IN-1182	12/30/96	12/30/14	0.23
		Jacks Peak Communication Site	IN-1181	04/16/02	04/15/17	1.75
		Dezza Bluff Communication Site	IN-1357	12/15/97	12/14/17	0.08
		Zilnez Mesa Microwave Site, Navajo Reservation	IN-113	01/03/73	01/03/23	2.40
		Roof Butte Communication Site	IN-85	07/07/70	07/07/20	0.02
		Marsh Pass Communication Site	IN-116	01/03/73	01/03/23	3.90

*	Certain of the terms used to describe the listed property or facilities have the meanings given to them in the 1960 Lease and 1966 Lease.

Exhibit C
FOUR CORNERS GENERATING STATION
PREFERENCE PLAN
March 7, 2011

I. INTRODUCTION
The purpose of this Preference Plan is to clarify and delineate Arizona Public Service Company’s (“APS”) Indian Preference Plan for the Four Corners Generating Station (“Four Corners”) and specifically, the procedures for giving preference in employment to Indians.
II. PREFERENCE POLICY STATEMENT
Employment at Four Corners is based on qualifications without regard to race, color, creed, religion, national origin, sex, or age, except that preference will be given to qualified Indians, provided, however, that to the extent allowed by law (as set forth in Section 7.2 of the Amendment, to which this Preference Plan is attached), APS will give preference to qualified Navajos rather than to Indians. Each member of APS’s management is responsible for implementing this policy in his/her areas and is held accountable for it in the same way each manager is held accountable for other company policies. In particular, the Plant Manager for Four Corners has overall accountability and responsibility for implementation of this Preference Plan.
III. SELECTION
In order to conduct operations at Four Corners in a safe and effective manner, all positions must be filled by persons qualified to perform the work required. APS has procedures to evaluate the qualifications (knowledge, skills and abilities) required for each job position. In general, these job qualifications are documented in “job descriptions” maintained by APS’s Human Resource Department. Employees may also obtain a copy of their job descriptions by contacting their supervisors.
Job requirements consist of standards which identify the skills, education, and experience necessary to perform a particular job. These job requirements are the basis for hiring decisions and are also used to formulate employee training programs for job classifications with few incumbent-Indian employees. Hence, it is important that the job descriptions describe the true requirements of the job. For this reason, APS will review its job descriptions to assure that the job qualifications are relevant to the job requirements.
Qualifications are assessed on the basis of performance reviews, skills evaluations, experience and education, as appropriate for the position under consideration. Supervisors (and previous employers, in the case of external applicants) may be contacted. Skills may be evaluated by written tests, skill demonstrations, or by supervisory interview. Tests will be validated for job relevancy.
APS is committed to Indian preference in employment. Preference will be given to Indians who possess the skills and abilities to fulfill the job requirements established above.

1

IV. GOALS
The purpose of this Preference Plan is to provide a means to increase the employment of Indians at Four Corners, in both regular full-time and temporary positions. In particular, APS intends to focus on increasing the overall employment of Indians at Four Corners and promoting Indians into management positions.
Analysis of Indian employment levels by job classification will lead to establishing goals for job placement and training. These goals will be reviewed annually to evaluate the progress made toward the objective, and revised as necessary.
The commitment of APS is to offer available job opportunities to Indians who satisfy job requirements, whether the person is a current employee or a non-employee identified through recruitment and advertising. Through the adoption and implementation of training programs at Four Corners, the long-range goal is to develop a pool of Indian candidates qualified for all positions.
Openings created through resignation, discharge, transfer, promotion, or a newly created position cause the posting of an internal “bid” and create opportunities for internal movement through the bid process. Bidding is the established process by which job vacancies are announced, advertised and filled. When vacancies occur, employees, who feel they have the qualifications for a particular job, may submit their internal applications (bids) for consideration.
The bid process frequently creates a cascading effect, as employees vacate existing jobs to fill positions that result from another employee accepting a bid to fill the original vacancy. When an Indian bidder accepts a position vacated by another Indian, the net effect on the overall percentage of Indian employment is zero. While Indian bidders will be given preference in accordance with this Preference Plan, an increase in the total percentage of Indian employees at Four Corners can be expected only when the cascading effect of the bid system results in the employment of external Indian candidates.
Nevertheless, the potential for increasing the number of Indian employees is greater in certain job classifications than in others. Some of these job classifications are:
•	First and second level supervision
•	Operations (Operator Trainee through Control Operator)
•	Machinist
•	Plant Mechanic
•	Electrician
•	Equipment Operator
•	Plant Chemist
•	Scheduler

2

Four Corners management will give these job classifications particular attention to increase employment of Indians. Additionally, technical and professional recruiting will be increased to locate, identify, and employ suitable Indian candidates for engineers, technicians, and professional positions.
V. TRAINING
When there are too few qualified Indian bidders, internal training programs to increase the availability of Indian bidders may be appropriate. Training programs should focus on raising the level of skills, knowledge and abilities of Indians in “feeder jobs.” These are jobs which typically provide employees for higher level jobs, particularly when the lower level job has skill, knowledge and ability requirements that are prerequisites for a higher level job. Training should continue until the goal has been met. Other “in-place” training programs, such as apprenticeships and operations training, are on-going and continue to provide trained replacements for journeymen.
Indians will be encouraged to enhance their careers at APS by taking advantage of on-the-job training, apprenticeships, and in-house and off-the-job educational courses. As a specific part of this Preference Plan, the following actions will be taken to provide opportunities for Indians to advance to journeyman-level and supervisory positions.
1.	New apprenticeships will be awarded only to qualified Indians.

2.	Currently employed Indian journeymen will be selected for supervisory training to make them better qualified for future opportunities in foreman positions.
Because of the magnitude of the work and its accompanying time constraints, virtually everyone at Four Corners is affected by an overhaul. Four Corners has chosen to supplement the knowledge, skills and experience of its regular full-time employees with those of temporary workers with job specific skills. During an overhaul, where possible, regular full time employees are upgraded to higher level skill positions including supervisory positions. In this manner, employees may further expand the practical application of their technical and supervisory skills.
VI. RECRUITMENT/ADVERTISING FOR REGULAR EMPLOYEES
Recruitment is any activity that causes individuals to apply for employment. Advertising is one method of recruitment. Examples of other methods include meetings with graduating college seniors, participation in trade fairs, and day programs.
Since most regular full-time jobs at Four Corners are filled internally, a large recruitment effort is not needed. Thus, recruitment of regular full-time employees should be limited to those positions which are not filled by Indians internally. For purposes of this Preference Plan, recruitment will concentrate on jobs in which Indians are underutilized.

3

In an effort to attract qualified Indian applicants, contacts with key organizations throughout the Navajo Reservation will be maintained, although contacts within the Western Navajo Agency will be emphasized. In addition, Four Corners will work with appropriate tribal agencies to develop other potential recruitment sources.
Universities, vocational schools, Joint Training and Partnership Act classroom training programs, the Navajo Division of Education, the ONLR, and employment service offices located in the vicinity of Four Corners will be included in the recruitment and advertising efforts of Four Corners. Technical and professional jobs will be emphasized in recruitment efforts at colleges, universities, and in periodic advertisements to attempt to locate and identify suitable Indian candidates for employment opportunities.
Advertising and recruiting efforts will include a statement that APS at Four Corners recognizes Indian preference in employment. The following statement will be included in all advertisements for employment opportunities at Four Corners and on bid sheets posting jobs at Four Corners:
APS follows a policy of giving preferential treatment to Indians in connection with employment at the Four Corners Generating Station.
VII. ADVERTISING/RECRUITING FOR TEMPORARY EMPLOYEES
Each year, temporary employees are hired for certain specific assignments at Four Corners. Only when no qualified Indian applicant is found, after a thorough review of returning Indian applicants, existing files on temporary Indian employees, and new applications from Indians (generated by advertising), will a temporary position be filled by a non-Indian.
VIII. CONTRACT LABOR/SERVICES
APS will select qualified Indian-owned businesses, when available, to provide contract labor or services at Four Corners. APS will notify its vendors (a) of the employment and contracting preference policy at Four Corners; and (b) that they are expected to comply with applicable laws and regulations.
IX. CROSS CULTURAL COMMUNICATIONS PROGRAM
APS will develop and implement a cross-cultural program designed to provide a forum for Indian and non-Indian employees to openly examine and discuss the culturally significant customs, beliefs, values, and social mores that all individuals bring with them to the workplace.
X. DISPUTE RESOLUTION FOR EMPLOYEES
APS acknowledges the value of maintaining a work environment free of prejudice and discrimination. Nevertheless, despite even the best of intentions, complaints do arise, and the parties have determined that complaints of whatever nature are best handled internally, without the involvement of external agencies. Therefore, employees are encouraged to take advantage of APS’s existing internal processes. Through this approach, a wide variety of employment related complaints may be addressed and resolved.

4

If Navajo Nation officials become aware of an employment concern at Four Corners, the Navajo Nation must bring the issue to the Advisory Committee, formed pursuant to the Lease (to which this Preference Plan is attached), for resolution.
XI. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES
This Preference Plan is the entire agreement between the Parties concerning its subject matter and supersedes all prior agreements and understandings, whether or not written, including without limitation the letter agreement dated March 8, 1985 between APS and the Navajo Nation and signed by G. Mark De Michele and Peterson Zah. This Preference Plan also is not intended to confer upon any person other than the Parties any rights, privileges, waivers, obligations or remedies granted hereunder.

5

Exhibit D
Annual Payment for 2016 and all subsequent years:

7,000,000.00 x	CPI for April in year which Annual Payment is due
CPI for April 2011

Exhibit E
This exhibit intentionally not used.

Exhibit F
(Includes Exhibits A-D of the Restated and Amended Settlement and Closing Agreement)
DRAFT
11/4/2010 3:30 PM
Restated and Amended Settlement and Closing Agreement
This Restated and Amended Settlement and Closing Agreement (the “Restated Agreement”) amends the Settlement and Closing Agreement dated August 15, 2002 (“Original Agreement”) and is entered into as of the Effective Date (as defined in Section 18) by Arizona Public Service Company (“APS”) and the Office of the Navajo Tax Commission (“ONTC”), acting on its own behalf and, pursuant to Section 103 of the Navajo Nation Uniform Tax Administration Statute (“UTAS”), on behalf of the Navajo Nation. APS and the ONTC may be referred to herein individually as a “Party” or collectively as the “Parties.”
Recitals
A. Pursuant to Section 105 of UTAS, the ONTC, on behalf of the Navajo Nation, issued an assessment to APS on [Date] seeking to assess the Possessory Interest Tax (“PIT”) on APS in connection with its ownership and operation of the Four Corners Power Plant (the “Plant”), switchyards, and transmission and distribution facilities within the Navajo Nation (hereinafter, the Plant, switchyards, and transmission and distribution facilities within the Navajo Nation are collectively referred to as the “Facilities”). Pursuant to Regulation 1.125 of the ONTC Tax Administration Regulations, the ONTC also issued on [Date] a private ruling asserting that it has jurisdictional authority to impose the Business Activity Tax (“BAT”) upon APS’ activities related to the Facilities. Pursuant to Section 133 of UTAS, the ONTC is entering into this Restated Agreement.
B. APS and the other participants in the Plant (collectively, the “Participants”) assert that neither the Navajo Nation nor the ONTC has jurisdictional authority to impose any tax on APS, the Participants or the Facilities based on (i) certain agreements between the Navajo Nation, APS and Participants, including without limitation, certain covenants in leases entered into by APS, the Participants and the Navajo Nation and approved by the United States (“Leases”) and in federal grants of rights-of-way issued to APS and the Participants by the United States (“Grants”), (ii) the location of the Facilities on federally granted rights-of-way, (iii) the non-Indian character of APS and the Participants, and (iv) relevant case law.

1

C. The ONTC asserts that it possesses jurisdictional authority to administer taxes enacted by the Navajo Nation with respect to the Participants, including APS, and the Facilities based on (i) certain agreements between the Navajo Nation, APS and the Participants, including without limitation, certain covenants in the Leases and Grants, (ii) the location of the Facilities on lands held in trust by the United States for the benefit of the Navajo Tribe, and (iii) relevant case law.
D. The Parties entered into the Original Agreement for purposes of settling the dispute and to avoid litigation over the question of the jurisdictional authority of the Navajo Nation and ONTC to tax the Facilities and APS, based on its ownership interest in and operation of the Facilities.
E. The Parties desire to restate, amend and extend the Original Agreement and are thus entering into this Restated Agreement in accordance with the express terms set forth below.
WHEREFORE, THE PARTIES AGREE AS FOLLOWS:
1. Settlement Payments. Subject to the terms and conditions contained in this Restated Agreement, APS will make settlement payments as specified below (“Settlement Payments”):
a. PIT Settlement Payments.
(i) Beginning with calendar year 2001 and continuing through July 7, 2041 (the “Amended Term”), APS will pay to ONTC the following amount as a PIT Settlement Payment for the APS-owned Facilities, subject to adjustment as provided in subsection a(ii) of this Section 1:

Calendar Year	PIT Settlement Payment
2001	$2,993,515.00
2002 – 2003	$5,987,030.00 per year
2004 – 2040	$6,342,600 per year
2041	$3,171,300.00

2

(ii) Beginning July 8, 2016 and continuing through July 7, 2041, the PIT Settlement Payment is subject to reduction in the event APS and/or the Participants permanently shut down any of the Facilities and/or unit(s) of the Plant in which APS has an ownership interest, including but not limited to the permanent shut down of the entire Plant (the “Permanently Shut Down Facilities”). For any Permanently Shut Down Facilities salvage value will be determinative of value, and salvage value will be based on 5% of original or acquisition cost of the Permanently Shut Down Facilities in question. In the event of any permanent shut down under this Section 1a(ii), the PIT Settlement Payment will be recalculated in two steps:
a.	Step One: PIT Settlement Payment will be proportionally reduced by multiplying the PIT Settlement Payment by a factor that represents the ratio of the original or acquisition cost of the APS-owned Facilities within the Navajo Nation that are not Permanently Shut Down Facilities divided by the total original or acquisition cost of the APS-owned Facilities.
b.	Step Two: The proportionately reduced PIT Settlement Payment derived under Step One will then be increased by adding the product of a 3% in-lieu-of tax rate and the salvage value (i.e., 5% of original or acquisition cost) of the Permanently Shut Down Facilities. A sample calculation in included as Exhibit D to this Restated Agreement.
(iii) In the event APS constructs a new unit or units at the Plant during the Amended Term, the PIT Settlement Payment will be proportionally increased by an amount that represents the product obtained by multiplying the original or acquisition cost of the new APS-owned unit or units by the following factor:
a.	The PIT Settlement Payment of $6,342,600 divided by the original or acquisition cost of the APS- owned Facilities within the Navajo Nation as of the Effective Date of this Restated Agreement. A sample calculation in included as Exhibit 1 to this Restated Agreement
(iv) APS will pay the PIT Settlement Payment specified above (as may be adjusted pursuant to Section 1a(ii) or Section 1a(iii), above) for calendar years 2002-2040 on a semi-annual basis, with the first half for each calendar year due November 1 and the second half due May 1 of the following year. APS will pay the PIT Settlement Payment specified above for calendar year 2041 on or before November 1, 2041. On or before June 1 of each calendar year during the term of this Restated Agreement, APS will provide to the ONTC, for informational purposes only, the form attached as Exhibit A.

3

(v) Interest on any late payment of the PIT Settlement Payment will be computed from the date the PIT Settlement Payment was first due to the date such payment is received by the ONTC. The rate of interest on any late payment will be equal to the rate then being used by the Internal Revenue Service for an underpayment of taxes by an individual. If APS fails to timely pay the PIT Settlement Payment, APS also will pay an additional amount equal to 5% of its PIT Settlement Payment. For each full month the payment is overdue, APS will pay an additional amount equal to 0.5% of its PIT Settlement Payment; provided, however, that the maximum additional amount APS must pay for the failure to timely pay shall not exceed 10% of the PIT Settlement Payment amount due. If APS fails to timely provide the Report for PIT Settlement Payment, attached as Exhibit A, as required by Section 1(a)(iv) of this Restated Agreement, APS will pay an additional 5% of its PIT Settlement Payment due for the period for each month or fraction thereof that the Report for PIT Settlement Payment is not provided; provided, however, that the minimum additional amount to be paid for failure to timely provide such Report for PIT Settlement Payment shall be $50 and the maximum additional amount shall not exceed 25% of APS’ PIT Settlement Payment for that period. For good cause shown, the ONTC may in its discretion relieve APS from all or part of the requirements imposed under this Section 1.a(v).
(vi) APS will provide, within six (6) months of the Effective Date of this Restated Agreement, a schedule of original or acquisition cost for the Facilities in which APS has an ownership interest (including the Permanently Shut Down Facilities) for use in connection with the calculations provided for in Section 1.a(ii). In addition, if APS constructs a new unit or units at the Plant for purposes of Section 1.a(iii), APS will provide a schedule of original or acquisition cost for such new unit or units within six (6) months after its/their completion, for use in connection with the calculations provided for in Section 1.a(iii).
(vii) The ONTC expressly agrees that APS is hereby released from any obligation and will not be required or requested to make any other payment with respect to any other amounts that the ONTC asserted or could have asserted were payable prior to execution of this Restated Agreement.
b. BAT Settlement Payment.
(i) Effective as of July 6, 2001 and continuing through the Amended Term, APS will calculate its BAT Settlement Payment amount using the following formula:
BAT Settlement Payment =
[ (R * AI * Net KWhrs) less (Deductions) less (10% Standard Deduction) ] * 5%

4

Where R = $.0256 / KWhr.
Where Net KWhrs = APS’ share of actual net kilowatt hours generated from the Plant during the quarterly period.
Where Deductions = (1) Salaries and/or other compensation paid to members of the Navajo Nation; (2) Purchases of Navajo goods and services; and (3) Any payment made to the government of the Navajo Nation, except for the BAT Settlement Payment paid pursuant to this Restated Agreement and any penalties or fines.
Where Standard Deduction = an amount equal to the greater of ten percent of (R * AI * Net KWhrs) or $125,000.00.
As set forth on Exhibit C, APS will include in its Operating Report provided to the ONTC a statement of actual net generation for each quarter.
Where AI = an adjustment calculated in the 3rd Quarter of each year based upon a 5-year rolling average of Producer Price Index data published by the Bureau of Labor Statistics. Annual adjustments shall be cumulative, i.e., the total current year adjustment shall be equal to the incremental current year adjustment multiplied by the previous year’s adjustment. The incremental adjustment shall be calculated utilizing the following methodology:
AI = (75% * Cost Index) plus (25% * Revenue Index).
Where Cost Index =

42.3%	* Bituminous Coal and Lignite: West (BLS Series PCU1211#214)

plus	0.9% * Natural Gas (BLS Series PCU1331#A2)

plus	7.6% * Other Heavy Construction (BLS Series PCUBHVY#)

plus	49.2% * Unit Labor Costs: Non-Farm Business (BLS Series PRS85006112)
Where Revenue Index =

65.2%	* Electric Power and Natural Gas Utilities, Other, Mountain (BLS Series PCU4981#148)

plus	34.8% * Electric Power and Natural Gas Utilities, Other, Pacific (BLS Series PCU4981#149)

5

If any of the BLS indices used in this calculation are discontinued, the Parties shall mutually agree upon an equivalent substitute BLS index. The Parties agree that, beginning January 1, 2002, the Bituminous Coal and Lignite: Surface Mining (BLS Series PCU1211#1) will be substituted into the calculation in place of Bituminous Coal and Lignite: West (BLS Series PCU1211#214).
A calculation of AI for the 3rd Quarter 2001 through the 2nd Quarter 2002 BAT Settlement Payments is attached as Exhibit B. The 5-year average of index data for 1996 through 2000 is used to develop this initial adjustment.
Each subsequent annual adjustment will be made for the 3rd Quarter BAT Settlement Payment using the 5-year rolling average of index data through the end of the previous year.
A sample calculation of AI for the 3rd Quarter 2002 through 2nd Quarter 2003 BAT Settlement Payments using estimated data is included in Exhibit B. Calculations in subsequent years will follow this same formula.
(ii) APS will make its BAT Settlement Payments on a quarterly basis, with payments due 45 days after the end of each calendar quarter. APS will, at the time of making such payments, provide to the ONTC an Operating Report containing the following information used to calculate APS’ BAT Settlement Payment:
(a)	APS revenue requirement, as adjusted by AI;

(b)	Net KWhrs for the quarter;

(c)	Deductions as defined above; and

(d)	Standard Deduction.
The format for the Operating Report is set forth in Exhibit C.
(iii) Interest on any late payment of a BAT Settlement Payment will be computed from the date the BAT Settlement Payment was first due to the date such payment is received by the ONTC. The rate of interest on any late payments will be equal to the rate then being used by the Internal Revenue Service for an underpayment of taxes by an individual. If APS fails to timely pay the BAT Settlement Payment, APS will pay an additional amount equal to 5% of the BAT Settlement Payment due. For each full month the payment is overdue, APS will pay an additional amount equal to 0.5% of the amount of its BAT Settlement Payment; provided, however, that the maximum additional amount that APS will be required to pay for the failure to timely pay shall not exceed 10% of the BAT Settlement Payment amount due. If APS fails to timely provide to the ONTC an Operating Report required by this Restated Agreement, APS will pay an additional 5% of its BAT Settlement Payment for each month or fraction thereof that the Operating Report has not been provided to the ONTC; provided, however, that the minimum additional amount to be paid for APS’ failure to timely provide such Operating Report will be $50 and the maximum additional amount will not exceed twenty-five percent (25%) of APS’ BAT Settlement Payment for that period. For good cause shown, the ONTC may in its discretion relieve APS from all or part of the requirements imposed under this Section 2.b(iii).

6

(iv) The ONTC expressly agrees that APS is hereby released from any obligation and will not be required or requested to make any other payment with respect to any other amounts that the ONTC asserted or could have asserted were payable prior to execution of this Restated Agreement.
2. Releases.
a. APS hereby releases and forever discharges the ONTC, its predecessors, successors, affiliates, and assigns, of and from any and all claims, demands, damages, actions, causes of action, or suits of whatsoever kind and nature, existing as of the Effective Date of this Restated Agreement, whether now known or unknown to the Parties, or whether asserted or unasserted, related, either directly or indirectly, to any and all PIT and BAT tax assessments and taxes, and interest and penalties thereon, allegedly owed by the ONTC, its predecessors, successors, affiliates, and assigns, to APS arising from APS’ ownership interests or operation of the Facilities.
b. The ONTC hereby releases and forever discharges APS, its predecessors, successors, affiliates, and assigns, of and from any and all claims, demands, damages, actions, causes of action, or suits of whatsoever kind and nature, existing as of the Effective Date of this Restated Agreement, whether now known or unknown to the Parties, or whether asserted or unasserted, related, either directly or indirectly, to any and all PIT and BAT tax assessments and taxes, and interest and penalties thereon, allegedly owed by APS, its predecessors, successors, affiliates, and assigns, to the ONTC or Navajo Nation arising from APS’ ownership interests or operation of the Facilities.
c. The ONTC expressly covenants that it will not seek to apply or assess the Navajo Sales Tax, approved by the Navajo Nation Council pursuant to Resolution No. CO-84-01 on October 18, 2001 (as amended), with respect to any electricity generated at, from or by the Plant except for retail sales of electricity to persons who purchase electricity for that person’s own use, including use in that person’s trade or business and not for resale, redistribution or retransmission, within the Navajo Nation.

7

3. Case Closure.
The Parties agree that the following cases shall be closed:
Possessory Interest Tax: Case No. 01-042
Business Activity Tax: Case No. 01-056
4. Preservation of Rights.
It is understood and agreed that this is a settlement of disputed claims, whether asserted or unasserted, and that nothing contained herein shall be construed as an admission of liability, guilt, or wrongdoing by or on behalf of any of the undersigned Parties, all such liability, guilt, or wrongdoing being expressly denied. The Parties acknowledge and agree that this Restated Agreement shall not prejudice or limit in any way the rights or contentions of any Party. The Parties further agree that this Restated Agreement shall not in any way be deemed a waiver or amendment of any provisions of any other agreement between the Navajo Nation, APS and/or any of the Participants, including but not limited to the Leases and Grants. This Restated Agreement, and the actions of the Parties contemplated hereunder, are not intended, nor shall they be deemed, to constitute any waiver, consent or admission with respect to the existence or lack of regulatory, taxing, or adjudicatory authority or jurisdiction of the Navajo Nation or the ONTC over the Facilities or any Party hereto.
5. Enforcement and Judicial Review.
a. Neither Party shall commence any judicial or administrative action challenging the validity of this Restated Agreement or any Party’s authority to enter into it. Any commencement of such an action by a Party shall constitute a material breach of this Restated Agreement by that Party.
b. Challenge to Validity of the Restated Agreement.
(i) If the ONTC, or any of its representatives, officers, employees, departments or agents (a) commences any judicial or administrative action challenging this Agreement or the ONTC’s authority to enter into it, or (b) otherwise in any manner invalidates or breaches this Restated Agreement or takes any action contrary to this Restated Agreement, APS may, in its sole discretion, elect to seek specific performance of or terminate this Restated Agreement. If the ONTC, or any of its representatives, officers, employees, departments or agents, repeals the PIT or BAT and enacts a replacement tax that the ONTC seeks to assert against APS or the Facilities, APS may terminate this Restated Agreement. The ONTC agrees and recognizes that if APS terminates this Restated Agreement, APS shall have no further obligation or liability to make any Settlement Payments from the date of termination forward. The ONTC further agrees and recognizes that in such circumstance, APS has preserved its rights to contest the jurisdiction of the ONTC or the Navajo Nation to assert or assess any taxes against APS with respect to the Facilities, APS’ activities at the Facilities, or with respect to any other properties or activities within the Navajo Nation.

8

(ii) If APS, or any of its representatives, officers, employees, departments, or agents (a) commences any judicial or administrative action challenging this Restated Agreement or APS’ authority to enter into it, or (b) otherwise in any manner invalidates or breaches this Restated Agreement or takes any action contrary to this Restated Agreement, the ONTC may, in its sole discretion, elect to seek specific performance of or terminate this Restated Agreement. APS agrees and recognizes that, if the ONTC elects to terminate this Restated Agreement, the ONTC has preserved its rights to assert jurisdiction to assess taxes against APS from and after the date of termination with respect to the Facilities, APS’ activities at the Facilities, or with respect to any other properties or activities of APS within the Navajo Nation. If the ONTC elects to terminate this Restated Agreement, the ONTC shall be under no further obligation to accept Settlement Payments in satisfaction of APS’ obligations.
(iii) If any person or entity not a Party to this Restated Agreement or the Navajo Nation, or any of their representatives, officers, employees, agencies, departments or agents, commences any judicial, administrative or other action challenging in any way the Restated Agreement’s validity, the Parties shall jointly request that the court, tribunal, agency, or official before which the action is pending dismiss the action. If the action is not dismissed, either Party may file an appropriate responsive pleading, or otherwise act as reasonably necessary to respond to the action or to otherwise protect such Party. If any person, including the Navajo Nation or ONTC, brings an action or proceeding to assert or challenge the jurisdictional authority of the Nation or ONTC to tax the Facilities or activities at the Facilities with respect to such other person other than APS, each Party agrees not to rely on any ruling in such action or proceeding for purposes of challenging the validity of this Restated Agreement as long as the other Party is not in material breach hereof.
(iv) If any court, tribunal, agency or official determines that this Restated Agreement is non-binding on the ONTC or the Navajo Nation, APS may elect to terminate this Restated Agreement, and if so terminated, APS shall have no further obligation or liability to make any Settlement Payments from the date of termination forward. The ONTC agrees and recognizes that in such circumstance APS has preserved its rights to contest the jurisdiction of the Navajo Nation and ONTC to assert or assess any taxes against APS with respect to the Facilities, APS’ activities at the Facilities, or with respect to any other properties or activities within the Navajo Nation.

9

(v) If any court, tribunal, agency or official determines that this Restated Agreement is non-binding on APS, the ONTC may elect to terminate this Restated Agreement, and if so terminated, APS agrees and recognizes that in such circumstance, the ONTC has preserved its rights to assert jurisdiction to assess any taxes against APS with respect to the Facilities, APS’ activities at the Facilities, or with respect to any other properties or activities within the Navajo Nation.
c. Other Taxes. Nothing in this Restated Agreement affects the rights, if any, of (i) the Navajo Nation or ONTC to seek to enforce taxes other than the Sales Tax (except as otherwise provided in Section 2(c) above), PIT or BAT on APS or the Facilities or (ii) APS to challenge any such action by the Navajo Nation or ONTC, including when permitted by federal law, bringing such an action in federal court.
d. Enforcement of the Restated Agreement. Enforcement of this Restated Agreement by either Party shall be pursuant to this Restated Agreement and not pursuant to any Navajo Nation or other law independent of this Restated Agreement. Nothing in this Restated Agreement shall or may be deemed to limit a Party’s right to seek enforcement of this Restated Agreement or defend any claim in federal or tribal court where otherwise permitted by law. Nothing in this Restated Agreement shall or may be deemed as a consent to federal or tribal court jurisdiction by either Party.
6. Assignment.
APS may transfer or assign, without the consent of the Navajo Nation or ONTC, all or any portion of its interests and obligations under this Restated Agreement to any parent, subsidiary, affiliate or successor in interest of APS by merger, acquisition, or consolidation or to any other current or future owner of the Facilities, provided that the assignee assumes in writing all of APS’ obligations under this Restated Agreement.
7. Representations.
Each Party represents and warrants as of the Effective Date of this Restated Agreement as follows:
a. It has full legal right, power and authority to execute, deliver and perform this Restated Agreement;
b. It has taken all appropriate and necessary action to authorize the execution, delivery and performance of this Restated Agreement;

10

c. It has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Restated Agreement;
d. This Restated Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or insolvency laws or by limitation upon the availability of equitable remedies;
e. It is not in violation of any applicable law promulgated or judgment entered by any federal, state, local or other governmental body, which violations, individually or in the aggregate, would adversely affect the performance of its obligations under this Restated Agreement; and
f. The execution, delivery and performance by it of this Restated Agreement, the compliance with the terms and provisions hereof and the carrying out of the transactions contemplated hereby, (i) do not conflict with and will not conflict with or result in a breach or violation of any of the terms and provisions of its organizational documents, and (ii) to the best of its knowledge, do not conflict with and will not conflict with or result in a breach or violation of any of the terms and provisions of any law, rule or regulation, or any order, writ, injunction, judgment or decree by any court or other governmental body against it or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, note, resolution, bond or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitute or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.
8. Successors and Assigns.
This Restated Agreement shall be binding on and inure to the benefit of the Parties hereto and their successors and assigns.
9. Entire Agreement.
Except for any separate agreement of the Parties settling disputed claims related to applicability of the BAT to certain transmission and distribution facilities within the Navajo Nation, this Restated Agreement reflects the entire agreement of the Parties relating to taxation of the Facilities and no other agreement written or oral shall be used to effect any changes of the provisions retained herein. No amendment of this Restated Agreement shall be valid unless in writing and signed by all Parties.

11

10. Counterparts.
This Restated Agreement may be signed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be as valid as original signatures until each Party receives a fully signed counterpart with original signatures. Each Party shall provide the other Party with original signatures so that each Party shall have a fully signed counterpart within five business days after the date of the last signature.

12

11. Relationship of Parties.
Nothing herein may be construed to create an association, joint venture, trust, or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to any one or more of the Parties.
12. Severability.
Subject to the provisions of and except as otherwise provided in Section 5, Enforcement and Judicial Review, of this Restated Agreement, if any term or condition of this Restated Agreement is held to be invalid, void, or unenforceable by any court or tribunal of competent jurisdiction, that holding shall not affect the validity or enforceability of any other term or condition of this Restated Agreement, unless either Party determines in its sole discretion that enforcing the balance of the Restated Agreement would deprive that Party of a fundamental benefit of its bargain.
13. Adjustment of PIT and BAT Settlement Payment Amounts; Termination.
a. One year prior to the expiration of the Amended Term, the Parties shall commence good faith negotiations to establish PIT and BAT Settlement Payment amounts for APS to run concurrently with any extension of the Leases and Grants. If the Parties are not able to reach agreement upon new PIT and BAT Settlement Payment amounts before expiration of the Amended Term, the Parties will either continue this Restated Agreement in effect with the PIT and BAT Settlement Payment amounts set forth in Section 1 above, or either Party may elect to terminate this Restated Agreement.
b. The Parties recognize and agree that, upon termination or expiration of this Restated Agreement for any reason, (i) each Party has preserved all of its rights and arguments regarding the question of the jurisdictional authority of the Navajo Nation and ONTC to tax the Facilities and/or APS and its successors and assigns based on ownership interests in and operation of the Facilities; (ii) this Restated Agreement shall not in any way be deemed a waiver or amendment of any provisions of any agreement between the Navajo Nation, APS and/or any of the Participants, including but not limited to the Leases and Grants; and (iii) neither Party may assert any claim, demand, damages, action, cause of action, or suit of whatsoever kind and nature, whether known or unknown to the Parties, or whether asserted or unasserted, related, either directly or indirectly, to any and all PIT and BAT tax assessments and taxes, and interest and penalties thereon, that arose or may have arisen while this Restated Agreement was in effect.

13

14. No Third Party Beneficiaries.
Nothing herein, either express or implied is intended or may be construed to confer upon or to give to any person or entity other than the Parties any rights or remedies under or by reason of this Restated Agreement.
15. Limited Responsibility.
The Parties acknowledge and agree that it is their mutual intent that the obligations, representations, warranties and undertakings under this Restated Agreement or as a result of the transactions contemplated by this Restated Agreement are limited to only those expressly set forth herein, and not enlarged by implication, creation of law, or otherwise.
16. Survival.
The provisions of Sections 2(a) and (b), 4, 7 and 13.b of this Restated Agreement survive expiration or termination of this Restated Agreement. Provided that the Restated Agreement remains in effect through the Amended Term, APS’ obligation to make the calendar year 2041 PIT Settlement Payment specified in this Restated Agreement and APS’ obligation to make BAT Settlement Payments for any periods prior to expiration or termination of this Restated Agreement also shall survive expiration or termination of this Restated Agreement.
17. Notices.
Notices shall be deemed to have been given if in writing and (a) hand delivered, (b) delivered by a reputable overnight courier service (such as but not limited to FedEx and UPS), (c) mailed by certified or registered mail, return receipts requested, first class postage prepaid, or (d) transmitted by telecopy or electronic mail, followed within 24 hours by transmittal under option (a), (b) or (c) above addressed as follows:
If to ONTC:
President
The Navajo Nation
P.O. Box 9000
Window Rock, Arizona 86515
With a copy to:
Attorney General
Navajo Nation Department of Justice
P.O. Drawer 2010
Window Rock, Arizona 86515

14

Executive Director
Office of the Navajo Tax Commission
P.O. Box 1903
Window Rock, Arizona 86515
If to APS:
Arizona Public Service Corporation
400 North 5th Street
Phoenix, Arizona 85004
Attn: Corporate Secretary
With a copy to:
Pinnacle West Capital Corporation
400 North 5th Street
Phoenix, Arizona 85004
Attn: Executive Vice President and General Counsel
or at such other address as the Parties may, from time to time, designate in writing. Service by overnight courier or mail shall be deemed made on the first business day delivery is attempted or upon receipt, whichever is earlier. Service by telecopy or electronic mail shall be deemed made upon confirmed transmission.
18. Effective Date; Effect of this Restated Agreement.
This Restated Agreement is effective upon the date when duly executed by both Parties (the “Effective Date”). It is the Parties’ intention that through the Effective Date of this Restated Agreement, the terms and conditions of the Original Agreement in effect at the date of execution of this Restated Agreement shall continue to govern the Parties’ rights and obligations thereunder. Upon and after the Effective Date of this Restated Agreement, the Parties’ right and obligations shall be governed by the terms and conditions of this Restated Agreement.

15

By signing, the undersigned certify that they have read and agreed to the terms of this Restated Agreement.
Arizona Public Service Company

By:
	Donald G. Robinson	Date
President

Navajo Nation

By:
	Martin Ashley, Executive Director	Date
Office of the Navajo Tax Commission

APPROVED:

By:
	Louis Denetsosie, Attorney General	Date
Navajo Nation Department of Justice

16

SETTLEMENT AND CLOSING AGREEMENT
EXHIBIT A
REPORT FOR PIT SETTLEMENT PAYMENT
1.	Company Name:

2.	Mailing Address:

3.	Contact Name: Contact Phone Number:

4.	Name of Power Generating Facility:

5.	Name of Plant Operator:

6.	Location of Facility/Power Plant (Sec. Twp, Rng):

7.	Term of Lease: ____________ Lease Expiration Date:

8.	Percent Participation of Total Plant:

9.	Number of Units:

		Production (KWH or MWH)		Year Placed
Unit #	Capacity (KWH.MWH)	for Calendar Year	% Interest	in Service

Total

10.	Type of fuel in use for each unit (coal, gas, etc.):

11.	What is the cost per ton of coal used and purchased by the plant:

12.	Total area of plant site including cooling ponds, coal storage, ash disposal area (acres):

13.	Operating cost($): ($/KWH) Capital cost($): (S/KWH)

14.	Original cost of entire plant($): (Original cost means the actual cost of the asset before depreciation/Refer to the attached New Mexico Property Tax Report)

15.	Material & Supplies($): Construction Work In Progress($): (Refer to the attached New Mexico Property Tax Report) (Refer to the attached New Mexico Property Tax Report)

16.	Book value of entire plant($) (Book value means the original cost less depreciation./Refer to the attached New Mexico Property Tax Report.)

17.	What is the % rate of return allowed by the state regulatory agency? (Only for those companies whose customer rates are regulated by a corporation commission or public utilities commission)

**Note**

**	The amounts reported for items #13 through #16 are reflective of each individual Participant’s ownership share and are not intended to depict Total Plant **

Transmission & Distribution Property Information
1. Transmission Lines

Width of
KV Rating	Year Built	Miles	Right-of-Way	Acres

2. Distribution System

Width of
Chapter	Urban Meters	Rural Miles	KV Rating	Right-of-Way

3. Substations & Switching Stations

Transformer
Name	Voltage Rating	KVA	Year Built	Acres

Additional Information for Operating Report
1.	Copy of the previous calendar year annual report or the 10-K filed with the Securities and Exchange Commission

2.	Copy of the previous calendar year FERC Form No. 1 (Only for those companies that are required to file this report with FERC)

3.	Copy of the New Mexico Property Tax Report

Exhibit B
Calculation of AI (BAT Index) for 2001 and 2002
Price Indexes: Year-to-Year Change

	Electric Power-		Bituminous			Unit Labor
	Other-	Electric Power-	Coal and		Heavy	Cost: Non-Farm
	Mountain	Other -.Pacific	Lignite: West	Natural Gas	Construction	Business
1996	105.1%	99.3%	102.8%	136.9%	101.9%	100.5%
1997	101.8%	102.4%	99.3%	111 .5%	101.8%	100.9%
1998	100.0%	100.4%	96.4%	82.5%	99.0%	102.7%
1999	99.6%	100.1%	98.4%	108.8%	101.1%	102.0%
2000	99.9%	104.9%	97.9%	170.4%	103.7%	103.1%
2001 (estimated)	105.2%	111.1%	103.0%	110.7%	99.9%	103.8%
2002 (estimated)	99.2%	97.9%	99.1%	52.1%	97.7%	100.4%
Note: Each entry is calculated as the annual average of the appropriate index for the current year divided by the annual average of the same index for the previous year.
BAT Index Calculation

	Revenue Index	Cost Index	Total BAT Index	5-Year Average
1996	103.1%	101.9%	102.2%	—
1997	102.0%	100.4%	100.8%	—
1998	100.1%	99.6%	99.7%	—
1999	99.8%	100.5%	100.3%	—
2000	101.7%	101.5%	101.5%	100.9%
2001 (estimated*)	107.3%	103.2%	104.2%	101.3%
2002 (estimated*)	98.7%	99.2%	99.1%	101.0%
Note:
Revenue Index =
65.24% * (BLS Index: Electric Power — Other — Mountain)
plus 34.76% * (BLS Index: Electric Power — Other — Pacific)
Cost Index =
42.29% * (BLS Index: Bituminous Coal and Lignite: West)
plus 0.86% * (BLS Index: Natural Gas)
plus 7.58% * (BLS Index: Heavy Construction)
plus 49.27% * (BLS Index: Unit Labor Costs: Non-Farm Business)
Total BAT Index = (75% * Cost Index) plus (25% * Revenue Index)
AI Calculation

AI for BAT Settlement Payments 2001 Q3 through 2002 Q2 =
Average of BAT Index for 1996-2000 =	100.9%

AI (estimated*) for BAT Settlement Payments 2002 Q3 through 2003 Q2 =
AI for 2001 multiplied by average of BAT Index for 1997-2001 =
[100.9%* 101.3%] =	102.2%	estimated*

AI for BAT Settlement Payments 2003 Q3 through 2004 Q2 =
AI for 2002 multiplied by average of BAT Index for 1998-2002 =
[100.9% * 101.3% * 101.0%] =	103.2%	estimated*
AI for subsequent year BAT Settlement Payments will follow the same formula.

Note:

*
The AI for the 2002 BAT Settlement Payments is estimated using actual BLS data through November 2001 and estimated data for December 2001. This calculation should be updated when complete 2001 BLS data is made available. The AI for the 2003 BAT Settlement Payments is a sample calculation using only data available through March 2002.

Exhibit B(continued)
BLS Price Index Data for AI Calculation
Series Id: PCU1211#214
Industry: Bituminous coal and lignite
Product: West
Base Date: 8112

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Ann Avg
1995	118.7	119.2	119.8	118.5	119.5	122.3	126.4	122.5	119.4	121.6	120.8	120.4	120.8
1996	124.7	125.8	127.6	121.6	127.6	120.9	121.1	126.1	126.2	123.9	121.3	122.4	124.1
1997	121.6	122.6	126.1	129.7	125.8	122.8	125.3	121.7	119.5	121.3	121.9	119.8	123.2
1998	113.8	120.0	118.7	121.8	122.0	120.4	117.4	117.5	118.2	117.0	118.2	120.1	118.8
1999	116.9	118.6	118.5	119.4	116.0	116.7	116.1	115.1	117.3	116.4	115.0	116.6	116.9
2000	114.6	114.7	115.7	113.3	114.6	114.0	115.9	112.7	113.1	114.9	114.1	115.1	114.4
2001	114.6	113.2	114.6	115.9	118.0	116.3	120.1	121.4	119.3	121.5	120.2	[ILLEGIBLE]	[ILLEGIBLE]
Series Id: PCU1221#1
Industry: Bituminous coal & lignite surface mining
Product: Unprepared (raw) bituminous coal and lignite shipped from surface operations
Base Date: 0112

2002	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
New Coal Index (see Notes, below)

2002	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
Series Id: PCU1331#A2
Industry: Crude petroleum, natural gas and natural gas liquids
Product: Natural gas
Base Date: 8406

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Ann Avg
1995	68.4	62.9	61.3	62.3	63.2	64.8	63.2	56.0	57.1	59.7	63.0	68.9	62.6
1996	78.4	90.7	80.6	87.2	82.7	74.1	82.0	82.9	72.0	70.7	94.6	132.2	85.7
1997	149.9	112.6	73.8	71.0	78.6	83.4	80.6	81.8	91.0	108.8	119.6	95.3	95.5
1998	85.4	76.9	81.2	84.7	85.0	76.9	83.7	77.1	65.6	72.9	78.1	78.3	78.8
1999	70.2	67.6	63.0	69.5	85.9	83.6	86.4	98.0	107.9	97.8	114.2	84.6	85.7
2000	92.1	98.4	99.3	107.8	115.8	159.9	160.2	142.7	166.2	189.5	173.8	247.4	146.1
2001	370.1	246.5	202.8	207.3	191.3	144.2	113.8	113.6	87.4	68.5	107.2	[ILLEGIBLE]	[ILLEGIBLE]
2002	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]										[ILLEGIBLE]
Series Id: PCUBHVY#
Industry: Other heavy construction
Product: Other heavy construction
Base Date: 8606

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Ann Avg
1995	128.1	128.6	129.0	129.9	129.9	130.1	130.3	130.4	130.5	130.1	130.3	130.5	129.8
1996	130.6	130.4	131.0	132.0	133.0	133.0	132.3	132.4	132.9	132.9	133.3	133.6	132.3
1997	134.0	134.4	134.5	134.8	135.2	135.0	134.9	135.0	134.9	134.5	134.4	134.0	134.6
1998	133.6	133.3	133.3	133.7	133.8	133.6	133.9	133.5	133.4	133.1	132.6	131.9	133.3
1999	132.4	132.2	132.6	133.7	134.2	134.5	135.7	136.2	136.4	136.1	136.3	136.9	134.8
2000	137.8	139.0	140.0	139.5	139.3	140.5	140.3	139.8	140.8	140.6	140.4	139.7	139.8
2001	140.1	140.3	139.9	140.5	141.9	141.7	139.7	139.7	140.4	137.9	137.1	[ILLEGIBLE]	[ILLEGIBLE]
2002	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]										[ILLEGIBLE]

Exhibit B(continued)
BLS Price Index Data for AI Calculation
Series Id: PCU4981#148
Industry: Electric power and natural gas utilities
Product: Other — Mountain
Base Date: 9012

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Ann Avg
1995	112.0	111.9	110.4	110.4	110.5	114.9	115.1	115.1	115.2	115.2	112.0	111.8	112.9
1996	111.7	111.8	110.3	111.5	120.0	123.6	123.7	123.7	123.6	122.9	120.2	120.2	118.6
1997	119.9	118.9	118.6	118.6	121.5	122.9	122.8	122.8	122.8	122.8	118.4	118.2	120.7
1998	118.4	119.1	119.1	119.1	122.0	123.3	122.5	122.2	122.2	122.2	118.9	118.9	120.7
1999	118.3	118.2	118.0	118.0	120.7	122.1	122.0	122.4	122.4	122.1	119.3	119.3	120.2
2000	119.2	119.1	118.2	118.2	118.2	121.9	121.6	121.9	122.1	122.2	119.3	119.8	120.1
2001	119.9	120.0	124.4	124.7	127.6	129.2	129.0	130.0	130.1	129.7	126.3	[ILLEGIBLE]	[ILLEGIBLE]
2002	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]										[ILLEGIBLE]
Series Id: PCU4981#149
Industry: Electric power and natural gas utilities
Product: Other — Pacific
Base Date: 9012

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Ann Avg
1995	103.6	103.6	102.2	101.5	103.4	113.4	113.5	113.5	113.2	101.5	103.0	103.0	106.3
1996	102.6	102.7	100.3	101.2	103.1	111.2	111.6	111.6	111.5	102.6	104.1	104.1	105.6
1997	104.6	104.7	102.6	104.1	105.5	113.3	114.2	114.2	116.0	105.8	105.9	106.0	108.1
1998	105.8	105.4	103.5	103.5	106.2	114.5	114.6	114.5	115.5	106.0	106.1	106.1	108.5
1999	106.1	105.9	102.5	102.6	104.4	113.8	114.2	114.0	116.1	107.9	107.9	107.0	108.5
2000	106.9	106.9	105.8	106.1	106.9	117.5	121.2	123.4	123.3	115.8	114.9	117.5	113.9
2001	126.0	120.9	122:4	114.0	114.8	134.6	136.0	136.2	136.1	126.5	126.2	[ILLEGIBLE]	[ILLEGIBLE]
2002	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]										[ILLEGIBLE]
Series Id: PRS85006113
Duration: index, 1992 = 100
Measure: Unit Labor Costs
Sector: Nonfarm Business

Year	Qtr1	Qtr2	Qtr3	Qtr4	Ann Avg
1995	103.1	103.6	104.0	104.0	103.7
1996	103.6	103.7	104.5	104.9	104.2
1997	105.2	104.5	104.7	106.1	105.1
1998	106.7	108.0	108.7	108.6	108.0
1999	109.0	110.5	111.1	110.2	110.2
2000	112.1	112.5	114.0	115.8	113.6
2001	117.2	118.0	118.7	117.9	118.0
2002	[ILLEGIBLE]				[ILLEGIBLE]
Notes:
The PCU1211 series was discontinued at the end of 2001. The new series, PCU 1221#1 (which started at 100.0 in Dec. 2001), will be substituted in the AI calculation beginning Jan. 2002. Monthly values for the coal index will be calculated by taking the value of the old coal index on Dec. 2001, 118.4, and multiplying it by the value of the new coal index in each month, then dividing by 100. For example, in Jan. 2002, the value for the coal index used in the AI calculation will be 118.4 * 96.7 /100 = 114.5.
The PPI data is updated monthly and made available at the BLS website:
http://data.bls.gov/labiava/outside.jsp?survey-pc
The labor cost data is updated quarterly and is also available at the BLS website:
http://www.bls.gov./lpc/home.htm
Shaded entries denote prelimenary BLS data

Settlement and Closing Agreement
Exhibit C
Operating Report

Line No.
1. Revenue Requirement		$X.XXXX /KWhr
2.	x	AI

3. Subtotal	$	X.XXXX
4.	x	Net KWhrs

5. Subtotal	$	XXXXX

Less Deductions
6. Salaries and/or other compensation paid to members of the Navajo Nation (See Supplemental Schedule I)	$	XXXXX
7. Purchases of Navajo goods and Services (See Supplemental Schedule II)	$	XXXXX
8. Payments made to the Navajo Nation government (See Supplemental Schedule III)	$	XXXXX
9. Standard Deduction (The greater of $125,000 or 10% of line 5.)	$	XXXXX

10. Total Deductions	$	XXXXX

11. BAT Settlement Payment Base (Line 5 less Line 10)	$	XXXXX
12. BAT Settlement Payment Rate	x	5%

13. BAT Settlement Payment	$	XXXXX

SETTLEMENT & CLOSING AGREEMENT
EXHIBIT C
SUPPLEMENTAL SCHEDULE I

SALARIES, WAGES, AND OTHER COMPENSATION PAID TO NAVAJOS	Page _____ of _____

Company Name (Employer)	Quarter Ended

	1. Employee	Navajo Census	2. Salaries or	3. Other Compensation	4. Total of Column 2
I.	Name	Number	Wages Paid	(e.g. fringe benefits)	and Column 3

II.	Total from any additional pages...
Total Salaries and Wages Paid, total column 2
Total Other Compensation (e.g. fringe benefits), total column 3
III.	Total Salaries, Wages, and Other Compensation, total Col. 4

SETTLEMENT & CLOSING AGREEMENT
EXHIBIT C
SUPPLEMENTAL SCHEDULE II

Purchases of Navajo Goods & Services	Page _____ of _____

Company Name (Employer)	Quarter Ended
Part A — Detail Purchases of Navajo Goods

Type of Goods Purchased	Vendor Name and Address	Amount

Total amount
Part B — Detail of Purchases of Navajo Services

Type of Services Purchased	Vendor Name and Address	Amount

Total amount

SETTLEMENT & CLOSING AGREEMENT
EXHIBIT C
SUPPLEMENTAL SCHEDULE III

Detail of Payments Made to the Navajo Nation Government	Page _____ of _____

Company Name (Employer)	Quarter Ended
Detail of Payments Made to the Navajo Nation Government

Type of Payment	Payee	Date of Payment	Amount

Total amount

Restated and Amended Settlement and Closing Agreement
Exhibit D — Sample PIT Calculations
Assumptions:
Original Cost of Facilities on Navajo Nation:

Property Group	Original Cost*
Units 1 - 3	400,000,000
Units 4 - 5	200,000,000
Common	100,000,000
T & D	100,000,000

TOTAL	800,000,000

Current PIT Settlement Payment:	$6,342,600

Salvage Value = Original Cost x 5%

In-lieu-of-Tax Rate for Salvage = 3%

Sample Calculation for Shut Down of Units:
Assume Permanent Shut Down of Units 1 - 3
Salvage Value of Units 1 - 3 = Original Cost x 5%
$400M x 5% =	20,000,000

In-lieu-of tax on Units 1 - 3 = Salvage Value x In-lieu-of Tax Rate
$20M x 3%=	600,000

Calc. of PIT for Remaining Property in Service:
Original Cost of Remaining Property In Service/Total Original Cost
$400M/800M =	50.00%

PIT on Remaining Property
0.50 x $6,342,600=	$3,171,300

New PIT After Permanent Shut Down of Units 1 - 3:

In-lieu-of tax + PIT on Remaining Property =	$3,771,300

Sample Calculation if APS Adds a Unit:
Assume APS Adds $1B Unit

Calculation of Increase Factor = Current PIT Settlement Payment/Total Original Cost
$6,342,600/$800M =	0.7928%

Calculation of PIT on New Unit = Original Cost of New Unit x Factor
$1B x 0.007928 =	$7,928,250
Existing PIT =	$6,342,600

New PIT After Addition of Unit	$14,270,850

*	Original Costs are not actual original costs, these costs are for illustration purposes only.